Exhibit 10.X

February 5, 2009

Mr. John Whelan

[address]

Dear John:

It is with great pleasure that we extend an offer of employment with A.P. Pharma, Inc. for the position of Vice President, Finance and Chief Financial Officer of A.P. Pharma, Inc., reporting to the company’s Chief Executive Officer. If you accept, your first day of employment will be subject to a mutually agreed upon start date.

You will receive, on a biweekly payment basis, an annual salary of $300,000, with a commitment for a salary review no later than 12 months from your start date. You will participate in the company’s annual management cash bonus program, with your target bonus set at 35% of your annual salary. You will be eligible to participate in all of the company’s employee benefit plans and programs, and a summary of 2009 benefits accompanies this letter. Regarding vacation privileges, A.P. Pharma corporate officers do not have a formal fixed number of days per year, but are expected to exercise their judgment as to an appropriate and beneficial amount of vacation relative to the responsibilities of their position.

Regarding equity incentives, you will be granted options to purchase 350,000 shares of A.P. Pharma Common Stock upon the first date of your active employment. Vesting will be over four years, with 25% cliff vesting at the end of the first year, and then the remaining 75% vesting monthly over the final three years. The option grant will consist of incentive stock options to the maximum extent possible under applicable regulations, with the remainder being nonstatutory stock options.

A proposed Management Retention Agreement also accompanies this letter. This agreement contains certain standard terms and conditions of such agreements between public companies and their Chief Financial Officers, and severance conditions including:

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For termination not-for-cause or resignation for “good reason”, severance payments amounting to 12 months of base salary and average historical bonus, and 12 months of accelerated forward vesting of unvested equity incentives at time of termination

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For termination not-for-cause or resignation for “good reason” in connection with or within 12 months of a Change of Control, severance payments amounting to 12 months of base salary and average historical bonus, and 100% vesting of unvested equity incentives at time of termination

We will separately provide you with copies of our At Will Statement, Confidential Disclosure Agreement, Conflicts of Interest Agreement, and a list of acceptable documents needed to complete an Employment Verification Form I-9 (which will be completed on your first day of employment). All of these forms need to be completed prior to initiating active employment.

This offer will expire as of the close of business on Thursday, February 12, 2009. If you decide to accept this offer, please scan and email the signed offer letter to my attention at rprentki@appharma.com, with a copy to Greg Turnbull at gturnbull@appharma.com.

We truly look forward to having you join A.P. Pharma. If you have any questions regarding any of the information above, please feel free to call me or Greg Turnbull.

Sincerely,

/s/ Ronald J. Prentki

Ronald J. Prentki

President & Chief Executive Officer

Accepted: /s/ John B. Whelan                 Date: February, 9, 2009

                        Signature